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                                  EXHIBIT 99.1
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Contact:          Bob Orlando,                        R. Pierce Reid
                  MathSoft Inc.                       Schwartz Communications
                  617-577-1017 x 742                  617-431-0770


           MATHSOFT UPDATES EXPECTED FISCAL 1997 THIRD QUARTER RESULTS

CAMBRIDGE, MA--April 2, 1997--MathSoft, Inc. (Nasdaq: MATH) today announced that it anticipates a loss for its fiscal 1997 third quarter ending March 31, 1997 in the range of $0.20 to $0.22 per share, compared to the previously announced anticipated loss of between $0.13 to $0.15 per share.

Founded in 1984, MathSoft is the leading provider of knowledge discovery software for students and technical professionals. It has more than one million users of its Mathcad, StudyWorks, S-PLUS and Axum software worldwide. Users include technical professionals worldwide at more than half the Fortune 1,000 companies and over 500 government installations, and students and faculty at over 2,000 colleges and universities. MathSoft product information can be obtained via the MathSoft Store located at http://www.mathsoft.com, by phone at 1-800-628-4223, by fax at 617-577-8829 or via mail at 101 Main Street,
Cambridge, MA 02142.





The MathSoft logo, StudyWorks, Collaboratory, Mathcad, S-PLUS and Axum are trademarks of MathSoft, Inc.

Information contained in this document which refers to MathSoft's future financial performance represents management's best estimate at the present time and actual results could differ materially from present estimates. Please refer to the cautionary statements appearing in MathSoft's Annual and Quarterly Reports filed with the Securities and Exchange Commission for a discussion of various factors that could cause MathSoft's actual results to differ materially from those discussed in the forward-looking statements.